EX-99.(a)(5)

June 29, 2026

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Innovator ETF Trust

File no. 333-146827

Dear Sir or Madam:

We have read Item 8 “Changes in and Disagreements with Accountants for Open-End Management Investment Companies” of Form N-CSRS of Innovator ETF Trust, to be filed on or about June 29, 2026, and agree with the statements concerning our Firm contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Very truly yours,

COHEN & COMPANY, LTD.